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                                                                   Exhibit 10.13

[LEAR CORPORATION LOGO]

                                October 15, 2007

Terrence B. Larkin, Esquire
[home address]

Dear Terry:

      Lear Corporation (the "Company") considers it essential to its best interest and the best interests of its stockholders to foster the continued employment of key management personnel.

      The Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties. The Board recognizes that, as is the case with many publicly-held companies, the possibility of a Change in Control (as that term is hereafter defined) exists. The Company wishes to assure itself of both present and future continuity of management in the event of any Change in Control. In order to induce you to remain in the employ of the Company, and in consideration of your agreement to the termination of any existing employment contract you may have with the Company or any predecessor, the Company agrees that you shall receive, upon the terms and conditions set forth herein, the compensation and benefits set forth in this letter agreement ("Agreement") during the Term hereof.

1. TERM OF AGREEMENT. This Agreement shall commence as of January 1, 2008 ("Effective Date"). The initial term of this Agreement shall be two (2) years from the Effective Date. The term of this Agreement shall at all times be two
(2) years, that is, the term of this Agreement shall be automatically extended each day for an additional day such that this Agreement shall continually have an unexpired term of two (2) years, until the date two (2) years after written notice is provided by either the Company or the Executive that this Agreement is not to be further extended (a "Notice of Non-Renewal"), the date set forth in a Notice of Termination provided pursuant to Section 4, the date of the Executive's death, or the date the Executive reaches his or her normal retirement date under the Lear Corporation Pension Plan or its successor, whichever shall first occur (the initial term as so extended is referred to herein as the "Term").

2. TERMS OF EMPLOYMENT. During the Term, you agree to be a full-time employee of the Company serving initially in the position of Senior Vice President, General Counsel and Corporate Secretary of the Company. You agree to devote substantially all of your working time and attention to the business and affairs of the Company, to discharge the responsibilities associated with your position with the Company, and to use your best efforts to perform faithfully and efficiently such responsibilities. In addition, you agree to serve in such other or different capacities or offices to which you may be assigned, appointed or elected from time to time by the Company. Nothing herein shall prohibit you from devoting your time to civic and community activities, serving as a member of the Board of Directors of other corporations that do not compete with the Company, or managing personal investments, as long as the foregoing do not

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 2 of 15

interfere with the performance of your duties hereunder or violate the terms of the Company's Code of Business Ethics and Conduct, the Company's Corporate Governance Guidelines, or other policies applicable to the Company's executives generally, as those policies may be amended from time to time by the Company.

3.    COMPENSATION.

      (a) As compensation for your services, under this Agreement, you shall be entitled during the Term to receive an initial base salary the annualized amount of which shall be $500,000.00, to be paid in accordance with existing payroll practices for executives of the Company. Increases in your base salary, if any, shall be as approved by the Compensation Committee of the Board. In addition, you shall be eligible to receive an annual incentive compensation bonus ("Bonus") to be approved from time to time by the Compensation Committee of the Board.

      (b) During the Term, you shall be eligible for participation in the welfare, retirement, perquisite and fringe benefit, and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.

      (c) During the Term, you shall be eligible for prompt reimbursement for business expenses reasonably incurred by you in accordance with the Company's policies, as may be in effect from time to time, for its senior executives generally.

4.    TERMINATION OF EMPLOYMENT.

      (a) NOTICE. You or the Company may terminate the employment relationship by giving a Notice of Non-Renewal, as described in Section 1. Alternatively, the employment relationship may be terminated by the Company with or without Cause, by the Company for Incapacity, or by you with or without Good Reason, all as defined below, by giving a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. All notices under this Section 4(a) shall be given in accordance with the requirements of Section 9.

      (b) INCAPACITY. If the Company reasonably determines that you are unable at any time to perform the duties of your position because of a serious illness, injury, impairment, or physical or mental condition and you are not eligible for or have exhausted all leave to which you may be entitled under the Family and Medical Leave Act ("FMLA") or, if more generous, other applicable state or local law, the Company may terminate your employment for "Incapacity". In addition, at any time that you are on a leave of absence, the Company may temporarily reassign the duties of your position to one or more other executives without creating a basis for your Good Reason resignation, provided that the Company restores such duties to you upon your return to work.

      (c) CAUSE. Termination of your employment for "Cause" shall mean termination upon:

            (i) an act of fraud, embezzlement or theft by you in connection with your duties or in the course of your employment with the Company;

            (ii) your material breach of any provision of this Agreement, provided that in those instances in which your material breach is capable of being cured, you have failed to cure within a thirty (30) day period after notice from the Company;

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 3 of 15

            (iii) an act or omission, which is (x) willful or grossly negligent,
            (y) contrary to established policies or practices of the Company, and (z) materially harmful to the business or reputation of the Company, or to the business of the Company's customers or suppliers as such relate to the Company; or

            (iv) a plea of nolo contendere to, or conviction for, a felony.

      (d) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances or events:

            (i) any reduction by the Company in your base salary or adverse change in the manner of computing your Bonus, as in effect from time to time, except for across-the-board salary reductions or changes to the manner of computing bonuses similarly affecting all executive officers of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as determined by the Board ("executive officers");

            (ii) the failure by the Company to pay or provide to you any amounts of base salary or Bonus or any benefits which are due, owing and payable to you pursuant to the terms hereof, except pursuant to an across-the-board compensation deferral similarly affecting all executive officers, or to pay to you any portion of an installment of deferred compensation due under any deferred compensation program of the Company;

            (iii) except in the case of across-the-board reductions, deferrals, eliminations, or plan modifications similarly affecting all executive officers, the failure by the Company to continue to provide you with benefits substantially similar in the aggregate to the Company's life insurance, medical, dental, health, accident or disability plans in which you are participating at the date of this Agreement;

            (iv) except on a temporary basis as described in Section 4(b), a material adverse change in your responsibilities, position, reporting relationships, authority or duties. For purposes of clarification, you agree that it will not be a material adverse change for the Company to reassign you to a position with at least substantially similar responsibilities and authority; or

            (v) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company.

      However, the language in Sections 4(d)(i) through (iii) concerning reductions, changes, deferrals, eliminations, or plan modifications similarly affecting all executive officers of the Company shall not be applicable to circumstances or events occurring in anticipation of, or within one year after, a Change in Control, as defined in Section 4(e). In addition, upon a Change in Control, you shall have the right to resign for Good Reason if your principal place of employment is transferred to a location fifty (50) or more miles from its location immediately preceding the transfer.

      Notwithstanding anything else herein, Good Reason shall not exist if, with regard to the circumstances or events relied upon in your Notice of
      Termination: (x) you failed to provide a Notice of Termination to the Company within sixty (60) days of the date you knew or should have known of such circumstances or events, (y) the circumstances or events are fully corrected by the Company prior to the Date of Termination, or (z) you give your express written consent to the circumstances or events.

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 4 of 15

      (e) CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred as of the first day any one or more of the following paragraphs is satisfied:

            (i) any Person as that term is used in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, directly or indirectly, of securities of the Company, representing more than twenty-five percent of the combined voting power of the Company's then outstanding securities.

            (ii) during any period of twenty-six (26) consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, disability or voluntary retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration.

            (iii) the shareholders of the Company approve: (A) a plan of complete liquidation or dissolution of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company's assets; or (C) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

      (f)   DATE OF TERMINATION. "Date of Termination" shall mean:

            (i) if your employment is terminated by reason of your death, the date of your death;

            (ii) if your employment is terminated by the Company for any reason other than because of your death, the date specified in the Notice of Termination (which shall not be prior to the date of the notice);

            (iii) if your employment is terminated by you for any reason, the Date of Termination shall be not less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, or such earlier date after the date such Notice of Termination is given as may be identified by the Company.

      Unless the Company instructs you not to do so, you shall continue to perform services as provided in this Agreement through the Date of Termination.

      (g) EMPLOYEE BENEFITS. A termination by the Company pursuant to Section 4(c) hereof or by you pursuant to Section 4(d) hereof shall not affect any rights which you may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing employee

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 5 of 15

      benefits, which rights shall be governed by the terms thereof and by
      Section 5; provided, however, that if you shall have received or shall be receiving benefits under Section 5(a), (c), or (d) hereof and, if applicable, Section 6 hereof, you shall not be entitled to receive benefits under any other policy, plan, program or arrangement of the Company providing severance compensation to which you would otherwise be entitled.

5. COMPENSATION UPON TERMINATION. Upon your termination of employment, you shall receive:

      (a) If your employment shall be terminated by the Company for Incapacity,
      (i) for the period from the Date of Termination until the end of the calendar year in which such termination occurs, you shall receive all compensation payable to you under the Company's disability and medical plans and programs, as in effect on the Date of Termination, plus an additional payment from the Company (if necessary) such that the aggregate amount received by you from all sources equals your base salary, at the rate in effect on the Date of Termination, plus any Bonus and all other amounts to which you would have been entitled under any compensation or benefit plans of the Company had your employment continued until the end of the calendar year, (ii) for the period from the end of the calendar year in which such termination occurs until two (2) years from the Date of Termination (the "Payment End Date"), you shall receive all compensation payable to you under the Company's disability and medical plans and programs, as in effect on the Date of Termination, plus an additional payment from the Company (if necessary) such that the aggregate amount received by you from all sources equals your base salary at the rate in effect on the Date of Termination, and (iii) for purposes of outstanding awards and amounts owing or accrued as described in Section 5(d)(iii) of this Agreement, your employment shall be deemed to have been terminated due to your Disability (as that term is defined in the plans, programs, or arrangements described in Section 5(d)(iii) of this Agreement). After the Payment End Date, your benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. The additional payments by the Company described in this Section 5(a) shall be conditioned upon the execution by you or a representative with legal authority to act on your behalf of a general release relating to your employment in form and substance reasonably acceptable to the Company.

      (b) If your employment shall be terminated (i) by the Company for Cause or by a Notice of Non-Renewal, or (ii) by you other than for Good Reason, the Company shall pay you your base salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are fully vested and irrevocably entitled under any compensation or benefit plans of the Company as of the Date of Termination, and the Company shall have no further obligations in any respect whatsoever for payment of compensation or benefits to you under this Agreement. Provided, however, that if your employment is terminated by you other than for Good Reason, you shall be compensated under this
      Section 5(b) only to the extent that you actively performed your assigned responsibilities through the Date of Termination. In addition, you acknowledge that a termination of employment described in this Section 5(b) shall not be considered an End of Service Date for any and all outstanding awards under the Lear Corporation Long-Term Stock Incentive Plan ("LTSIP") to which you are a party, except to the extent it would otherwise qualify as a Retirement thereunder.

      (c) If your employment shall be terminated by reason of your death, the Company shall pay your estate or designated beneficiary (as designated by you by written notice to the Company, which designation shall remain in effect for the remainder of the Term and any extensions thereof until revoked or a new beneficiary is designated, in either case by written notice to the Company) your base salary through the Date of Termination, plus a Bonus prorated for the portion of the Bonus measurement period occurring prior to the date of your death, plus all other amounts to which you are entitled under any compensation or benefit plans of the Company at the date of your death, including, but not limited to, all life insurance proceeds payable on your death to

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 6 of 15

      which your estate or beneficiaries are otherwise entitled in accordance with the terms thereof, and the Company shall have no further obligation to you, your beneficiaries or your estate under this Agreement.

      (d) If your employment shall be terminated (a) by the Company, except for a termination by the Company for Cause or Incapacity or by a Notice of Non-Renewal (or due to your death), or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

            (i) The Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given (or, if greater, at the rate in effect at any time within 90 days prior to the time Notice of Termination is given), plus all other amounts to which you are entitled under any compensation or benefit plans of the Company, including, without limitation, a Bonus prorated for the portion of the Bonus measurement period occurring prior to the Date of Termination, at the time such payments are due, except as otherwise provided below.

            (ii) Conditioned upon your execution of a general release relating to your employment in form and substance reasonably acceptable to the Company, the Company shall pay or cause to be paid to you, in lieu of any further payments to you for the portion of the Term subsequent to the Date of Termination an amount (the "Severance Payment"), which shall be equal to the sum of:

                  (A) the aggregate base salary (at the highest rate in effect at any time during the Term) which you would have received pursuant to this Agreement for the Severance Period had your employment with the Company continued for such period, and

                  (B) the aggregate Bonus (based upon the highest annual Bonus that you received with respect to any calendar year during the two years immediately preceding the calendar year in which the Date of Termination occurred) which you would have received pursuant to this Agreement for the Severance Period, had your employment with the Company continued for such period.

            The Severance Payment shall be paid over a period of one (1) year (the "Severance Period") in the following manner: an amount equal to fifty percent (50%) of the value of the Severance Payment, or, if the Severance Period is adjusted per Section 10(e), then an amount equal to twenty-five percent (25%) of the value of the Severance Payment, paid in a lump sum as soon as administratively practicable after the date that is six (6) months after your Date of Termination; and an amount equal to the remaining fifty percent (50%) or seventy-five percent (75%), as applicable, paid in equal semi-monthly installments, without interest, beginning six (6) months after the Date of Termination and continuing through the end of the Severance Period.

            (iii) All outstanding awards, and all amounts owing or accrued, on the Date of Termination under the LTSIP, the Lear Corporation Management Stock Purchase Plan ("MSPP"), the Lear Corporation Executive Supplemental Savings Plan ("ESSP") and the Lear Corporation Pension Equalization Program ("PEP"), and any other compensation or equity-based plan, program or arrangement of the Company in which you participated (including, following a Change in Control, any additional accruals provided thereunder due to a Change in Control) will be paid to you under the terms and conditions of such plans, programs and arrangements (and the award agreements and other documents thereunder), as modified by this Section 5(d)(iii). Your awards and amounts owing or accrued that vest based on the passage of time and/or continued service (and not based

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 7 of 15

            primarily upon the satisfaction of performance measures, as described below) will vest in full as of the Date of Termination if they would have vested during the Severance Period, had you remained employed by the Company during that period; to the extent such awards and amounts owing or accrued would not have vested by the end of your Severance Period, had you remained employed by the Company during that period, they will become vested and nonforfeitable as of the Date of Termination on a pro rata basis determined by multiplying the unvested awards and amounts by a fraction, the numerator of which is the number of full months that elapsed from the grant date to the end of your Severance Period, as adjusted by
            Section 10(e), and the denominator of which is the number of full months in the total vesting period. Your vested stock options and stock appreciation rights shall be exercisable (A) prior to a Change in Control, for thirteen months following your Date of Termination (but not later than the date on which the stock options would otherwise expire if you remained employed by the Company), and (B) following a Change in Control, throughout their entire term. In the case of those awards and amounts owing or accrued which would otherwise have become vested and nonforfeitable primarily upon the satisfaction of performance measures set forth in the relevant award agreement, plan, program or arrangement, you shall be paid (in stock or cash, as provided under the terms of the agreement) as soon as administratively feasible after the end of the relevant performance period (or such earlier period as the other participants in such award agreement, plan, program or arrangement are eligible to be paid out), a pro rata amount (if and to the extent all relevant performance objectives are actually achieved at target levels), based on a fraction, the numerator of which is the number of full months that elapsed from the grant date to your Date of Termination and the denominator of which is the number of full months in the relevant performance period.

            You and the Company acknowledge that references in this Section 5(d)(iii) to the PEP, the MSPP, the ESSP, and the LTSIP, shall be deemed to be references to such plans as amended or restated from time to time and to any similar plan of the Company that supplements or supersedes any such plans. In addition, you and the Company acknowledge that references in this Section 5 to any Section of the Code shall be deemed to be references to such Section as amended from time to time or to any successor thereto.

            (iv) The Company shall arrange to provide to you, your dependents, and beneficiaries, for the Severance Period, benefits provided under any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) ("Welfare Benefits"). If and to the extent that any such Welfare Benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company (A) solely due to the fact that you are no longer an officer or employee of the Company or did not continue as an officer or employee of the Company during the remainder of the Term or (B) as a result of the amendment or termination of any plan providing for Welfare Benefits, the Company shall then itself pay or provide for the payment of such Welfare Benefits to you, your dependents and beneficiaries. Without otherwise limiting the purposes or effect of the no mitigation obligation in Section 5(h) hereof, Welfare Benefits payable to you (including your dependents and beneficiaries) pursuant to this Section 5(d)(iv) shall be reduced to the extent comparable welfare benefits are actually received by you (including your dependents and beneficiaries) from another employer during such period, and any such benefits actually received by you shall be reported by you to the Company.

            (v) Your right to acquire any shares of the Company's capital stock under any and all outstanding stock options, or other rights previously granted to you under any equity-based plans of the Company shall be governed by the express terms of such plans and

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 8 of 15

            the applicable agreements thereunder, except as provided in Section 5(a), 5(b), or 5(d)(iii) of this Agreement.

      (e) Any Bonus that is payable to you with respect to a period that is less than a full calendar year (a "partial calendar year") shall be prorated by multiplying (i) the Bonus that would have been payable to you with respect to the entire calendar year had your employment with the Company continued until the end of such year by (ii) a fraction, the numerator of which equals the number of days in the partial calendar year and the denominator of which equals 365.

      (f) Unless your Date of Termination occurs within one year after a Change in Control, the Company, if permitted by law, may set-off or counterclaim losses, fines or damages in respect of any claim, debt or obligation against any payment to or benefit for you provided for in this Agreement.

      (g) Without limiting your rights at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder within thirty (30) days of the date it is due, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the "prime rate" as quoted from time to time during the relevant period in The Wall Street Journal, plus three percent. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

      (h) The Company acknowledges that its severance pay plans and policies applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to you in accordance with the terms of this Agreement shall be liquidated damages and that you shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of you hereunder or otherwise, except as expressly provided in this
      Section 5.

6.    CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

      (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment (or benefit provided) by the Company to or for your benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 (or any successor thereto) of the Code, and any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"), including without limitation any Gross-Up Payment made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO"), or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO. The Gross-Up Payment shall be in an amount such that, after payment by you of the Excise Tax, plus any additional taxes, penalties and interest, and any further Excise Taxes imposed upon the Gross-Up Payment, you retain, after payment of all such taxes and Excise Taxes, an amount of the Gross-Up Payment equal to the Payment that you would have received if no Excise Taxes had been imposed upon the Payment and no additional taxes, penalties, and interest or further Excise Taxes had been imposed upon the Gross-Up Payment.

      (b) Subject to the provisions of Section 6(e) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by you and the amount of such

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Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 9 of 15

      Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized firm of certified public accountants (the "Accounting Firm") selected by you in your sole discretion, other than the Company's independent auditing firm, to the extent prohibited by applicable Public Company Accounting Oversight Board rules. You shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and you within thirty (30) calendar days after the Date of Termination. If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall pay the required Gross-Up Payment to you within five (5) business days after receipt of the aforesaid determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you do not owe any Excise Tax on your Federal income tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment to be paid by the Company within such thirty (30) calendar day period shall be binding upon the Company and you. As a result of the uncertainty in the application of Section 4999 (or any successor thereto) of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
      Section 6(e) hereof and you thereafter are required to make a payment of any Excise Tax, you shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and you as promptly as possible. Any such Underpayment shall be promptly paid by the Company to or for your benefit within three calendar days after receipt of such determination and calculations.

      (c) The Company and you shall each cooperate with the Accounting Firm in connection with the preparation and issuance of the determination provided for in Section 6(b) hereof. Such cooperation shall include without limitation providing the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or you, as the case may be, that are reasonably requested by the Accounting Firm.

      (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations provided for in
      Section 6(b) hereof shall initially be paid by you. The Company shall reimburse you for your payment of such costs and expenses within five (5) business days after receipt from you of a statement therefor and evidence of your payment thereof.

      (e) You shall notify the Company in writing, of any claim by the Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after you receive notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar day period following the date on which you give such notice to the Company or (y) the date that any payment of taxes with respect to such claim is due. If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

            (i) give the Company any information reasonably requested by the Company relating, to such claim;

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing, from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 10 of 15

            (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

            (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(e), the Company shall, provided that such control does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, control all proceedings taken in connection with such contest and, at its sole option, may, provided that such pursuit or foregoing does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, pursue or forego any and all administrative appeals, proceedings, hearings and conference with the IRS in respect of such claim (but, you may participate therein at your own cost and expense) and may, at its sole option, provided that such payment, suit, contest or prosecution does not have a material adverse affect on your individual income tax with respect to matters unrelated to the contest of the Excise Tax, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs you to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to you on an interest-free basis and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of such contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS.

      (f) If, after the receipt by you of an amount advanced by the Company pursuant to Section 6(e) hereof, you receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 6(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by the Company pursuant to Section 6(e) hereof, a determination is made that you shall not be entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. TRAVEL. You shall be required to travel to the extent necessary for the performance of your responsibilities under this Agreement.

8. SUCCESSORS; BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 11 of 15

and to the same extent that the Company would be required to perform it if no such succession had taken place, and will assign its rights and obligations hereunder to such successor. Failure of the Company to make such an assignment and to obtain such assumption and agreement prior to the effectiveness of any such succession, unless you agree otherwise in writing with the Company or the successor, shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason and the date on which any such succession becomes effective shall be deemed your Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 8. Without limiting the generality of the foregoing, your right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by your will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this
Section 8, the Company shall have no liability to pay to the purported assignee or transferee any amount so attempted to be assigned or transferred. The Company and you recognize that each party will have no adequate remedy at law for any material breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and you hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

9. NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered by hand, or mailed by United States certified mail, return receipt requested, postage prepaid, or sent by Federal Express or similar overnight courier service, addressed to the respective addresses set forth on the first page of this Agreement, or sent by facsimile with confirmation of receipt to the respective facsimile numbers set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company (or, if you are the Secretary at the time such notice is to be given, to the Chairman of the Company's Board of Directors), or to such other address or facsimile number as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address or facsimile number shall be effective only upon receipt.

10.   NONCOMPETITION.

      (a) Until the Date of Termination, you agree not to engage in any Competitive Activity. For purposes of this Agreement, the term "Competitive Activity" shall mean your participation as an employee or consultant, without the written consent of the CEO or the Board or any authorized committee thereof, in the management of any business enterprise anywhere in the world if such enterprise is a "Significant Customer" of any product or service of the Company or engages in competition with any product or service of the Company (including without limitation any enterprise that is a supplier to an original equipment automotive vehicle manufacturer) or is planning to engage in such competition. For purposes of this Agreement, the term "Significant Customer" shall mean any customer who represents in excess of 5% of the Company's sales in any of the three calendar years prior to the date of determination. "Competitive Activity" shall not include the mere ownership of, and exercise of rights appurtenant to, securities of a publicly-traded company representing 5% or less of the total voting power and 5% or less of the total value of such an enterprise. You agree that the Company is a global business and that it is appropriate for this Section 10 to apply to Competitive Activity conducted anywhere in the world.

      (b) You agree not to engage directly or indirectly in any Competitive Activity (i) until one (1) year after the Date of Termination if you are terminated by the Company for Cause, as a result of

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 12 of 15

      a Notice of Non-Renewal from the Company, or you terminate your employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.

      (c) You shall not directly or indirectly, either on your own account or with or for anyone else, solicit or attempt to solicit any of the Company's customers, solicit or attempt to solicit for any business endeavor or hire or attempt to hire any employee of the Company, or otherwise divert or attempt to divert from the Company any business whatsoever or interfere with any business relationship between the Company and any other person, (i) until one (1) year after the Date of Termination if you are terminated by the Company for Cause, as a result of a Notice of Non-Renewal from the Company, or you terminate your employment for other than Good Reason, or (ii) until two (2) years after the Date of Termination in all other circumstances.

      (d) You acknowledge and agree that damages in the event of a breach or threatened breach of the covenants in this Section 10 will be difficult to determine and will not afford a full and adequate remedy, and therefore agree that the Company, in addition to seeking actual damages pursuant to
      Section 10 hereof, may seek specific enforcement of the covenant not to compete in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. You and the Company agree that the provisions of this covenant not to compete are reasonable. However, should any court or arbitrator determine that any provision of this covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that this covenant not to compete should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

      (e) As additional compensation for the covenants contained in Sections 10(b) and 10(c), and only if you execute a general release in form and substance reasonably acceptable to the Company acknowledging, among other things, your obligations under this Agreement, the Company shall increase the Severance Period for purposes of Section 5(d) from one (1) year to two
      (2) years.

11.   CONFIDENTIALITY AND COOPERATION.

      (a) You shall not knowingly use, disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company or any of its affiliates, or any of their respective businesses or principals, such as, without limitation, dealers' or distributor's lists, information regarding personnel and manufacturing processes, marketing and sales plans, pricing or cost information, and all other such information; and you confirm that such information is the exclusive property of the Company and its affiliates. Upon termination of your employment, you agree to return to the Company on demand by the Company all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by you or otherwise in your possession.

      (b) Any design, engineering methods, techniques, discoveries, inventions (whether patentable or not), formulae, formulations, technical and product specifications, bill of materials, equipment descriptions, plans, layouts, drawings, computer programs, assembly, quality control, installation and operating procedures, operating manuals, strategic, technical or marketing information, designs, data, secret knowledge, know-how and all other information of a confidential nature prepared or produced during the period of your employment and which ideas, processes, and other materials or information relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not you should in fact execute an assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company.

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 13 of 15

      (c) Following the termination of your employment, you agree to make yourself reasonably available to the Company to respond to periodic requests for information relating to the Company or your employment which may be within your knowledge. You further agree to cooperate fully with the Company in connection with any and all existing or future depositions, litigation, or investigations brought by or against the Company, any entity related to the Company, or any of its (their) agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems your cooperation necessary. In the event that you are subpoenaed in connection with any litigation or investigation, you will immediately notify the Company. You shall not receive any additional compensation, other than reimbursement for reasonable costs and expenses incurred by you, in complying with the terms of this Section 11(c).

12.   ARBITRATION.

      (a) Except as contemplated by Section 10(d) or Section 12(c) hereof, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Southfield, Michigan, before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by you, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected pursuant to the procedures of the American Arbitration Association.

      (b) The parties agree to use their best efforts to cause (i) the two individuals set forth in the preceding Section 12(a), or, if applicable, the American Arbitration Association, to appoint the arbitrator within thirty (30) days of the date that a party hereto notifies the other party that a dispute or controversy exists that necessitates the appointment of an arbitrator, and (ii) any arbitration hearing to be held within thirty
      (30) days of the date of selection of the arbitrator, and, as a condition to his or her selection, such arbitrator must consent to be available for a hearing, at such time.

      (c) Judgment may be entered on the arbitrator's award in any court having jurisdiction, provided that you shall be entitled to seek specific performance of your right to be paid and to participate in benefit programs during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company and you hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific performance of the terms of this Agreement. If any dispute under this Section 12 shall be pending, you shall continue to receive at a minimum the base salary which you were receiving immediately prior to the act or omission which forms the basis for the dispute. At the close of the arbitration, such continued base salary payments may be offset against any damages awarded to you or may be recovered from you if its determined that you were not entitled to the continued payment of base salary under the other provisions of this Agreement.

13. MODIFICATIONS. No provision of this Agreement may be modified, amended, waived or discharged unless such modification, amendment, waiver or discharge is agreed to in writing and signed by both you and such officer of the Company as may be specifically designated by the Board.

14. NO IMPLIED WAIVERS. Failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Waiver by either party of a breach of any obligation hereunder shall not constitute a waiver of any succeeding breach of the same obligation. Failure of either party to exercise any of its rights provided herein shall not constitute a waiver of such right.

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 14 of 15

15. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan without giving effect to any conflicts of laws rules.

16. PAYMENTS NET OF TAXES. Except as otherwise provided in Section 6 herein, any payments provided for herein which are subject to Federal, State local or other governmental tax or other withholding requirements or obligations, shall have such amounts withheld prior to payment, and the Company shall be considered to have fully satisfied its obligation hereunder by making such payments to you net of and after deduction for all applicable withholding obligations.

17. CAPACITY OF PARTIES. The parties hereto warrant that they have the capacity and authority to execute this Agreement.

18. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not, at the option of the party for whose benefit such provision was intended, affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect.

19. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. ENTIRE AGREEMENT. This Agreement contains the entire agreement by the parties with respect to the matters covered herein and supersede any prior agreement (including, but not limited to, prior employment agreement(s)), condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right. No agreements, understandings or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

21. LEGAL FEES AND EXPENSES. It is the intent of the Company that you not be required to incur the expenses associated with the enforcement of your rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to you hereunder. Accordingly, the Company shall pay or cause to be paid and be solely responsible for any and all reasonable attorneys' and related fees and expenses incurred by you (i) as a result of the Company's failure to perform this Agreement or any provision hereof or (ii) as a result of the Company unreasonably or maliciously contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

22. CODE SECTION 409A. Notwithstanding any provision in this Agreement to the contrary, if your employment is terminated as described in Section 5(d) and
Section 409A(a)(2)(B)(i) of the Code applies to all or any portion of your Severance Payment and you are a "specified employee" thereunder, then the Company shall pay the portion of your Severance Payment that is subject to such Section of the Code no earlier than six (6) months after your Date of Termination or such other date as would be permissible under the Code. If your employment is terminated as described in Section 5(d) and Section 409A(a)(2)(B)(i) of the Code does not apply to any portion of your Severance Payment or you are not a "specified employee" thereunder, then the Company shall pay your Severance Payment as described in Section 5(d).

Mr. Terrence B. Larkin, Esquire
October 15, 2007
Page 15 of 15

      If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject, effective on January 1, 2008 ("Effective Date").

Sincerely,

LEAR CORPORATION

By: /s/ Roger A. Jackson
    ----------------------------------------
              Roger A. Jackson

Agreed to this 2nd day of January, 2007

/s/ Terrence B. Larkin
---------------------------------------------
              Terrence B. Larkin